Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 44 dated August 22, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-104

                    5.25% Callable Notes due August 15, 2015


The description in this pricing supplement of the particular terms of the 5.25% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $2,850,000.00           Interest Rate:                 5.25%

Price to Public:         100%                    Issuance Date:                 August 25, 2005

Net Proceeds to Trust:   $2,807,250.00           Stated Maturity Date:          August 15, 2015

Agent's Discount:         1.50%                  Initial Interest Payment Date: February 15, 2006

CUSIP Number:             41659FEX8              Interest Payment Frequency:    Semi-Annually

Day Count Convention: 30/360                     Regular Record Dates:  15 days prior to any
                                                 Interest Payment Date.
Optional Redemption: Yes [X] No [ ]              The Survivor's Option  [X] is [ ] is not available
   Optional Redemption Date: August 15, 2007       Annual Put Limitation: $1 million or 1%
   or any Interest Payment Date thereafter.        Individual Put Limitation: $250,000
   Initial Redemption Percentage: 100%             Trust Put Limitation: N/A
   Annual Percentage Reduction: N/A
   Redemption may be: [X] In whole only.
                      [ ] In whole or in part.    Authorized Denominations: $1,000 integral amounts.


Securities Exchange Listing:   None.              Special Tax Considerations:   None.

Other Provisions Relating to the Notes: None.


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



Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:           Hartford Life Insurance Company

Funding Agreement:         FA-405104             Interest Rate: 5.25%

Contract Payment:          $2,850,015.00         Effective Date:                August 25, 2005

Deposit Amount :           $2,807,265.00         Stated Maturity Date:          August 15, 2015
(if different from
Contract Payment)
Day Count Convention:      30/360                Initial Interest Payment Date: February 15, 2006

Special Tax Considerations: None.                Interest Payment Frequency:
                                                 Semi-Annually
Optional Redemption:   Yes [X] No [  ]           Survivor Option:  Under the Funding
Optional Redemption Date: August 15, 2007 or     Agreement, Hartford Life Insurance
any Interest Payment Date thereafter.            Company [X] is [ ] is not required to
Initial Redemption Percentage:   100%            provide the Trust with amounts it needs
                                                 to honor valid exercises of the
Annual Percentage Reduction:  N/A                Survivor's Option.
Redemption may be:  [X] In whole only.
                    [ ] In whole or in part.     Other Provisions Relating to the Funding
                                                 Agreement: None.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of August 25, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of August 25, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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